EXHIBIT 5


July 29, 1997




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, DC  20549-1004

Re:  General Mills, Inc. Registration Statement on Form S-8

To the Commission:

       I am Senior Vice President and General Counsel of General Mills, Inc. (the "Company"), and I am fully familiar with its business and affairs. I have acted as counsel to the Company in connection with the filing under the Securities Act of 1933 of the Registration Statement on Form S-8 relating to the General Mills, Inc. Deferred Compensation Plan (the "Plan") and the issuance under the Plan of General Mills common stock ("Common Stock"), and deferred compensation obligations (the "Obligations") which represent the Obligations of the Company to pay deferred compensation in the future in accordance with the Plan. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments relating to such securities as I have deemed necessary or appropriate in connection with this opinion, including the following: (a) the Certificate of Incorporation of the Company as presently in effect; (b) the By-Laws of the Company; (c) the records of corporate proceedings of the stockholders and Board of Directors of the Company relating to the authorization and issuance of its stock; and (d) the Plan.

Based on the foregoing, I am of the opinion that:

     1. The shares of Common Stock of the Company covered by this Registration Statement, when issued in accordance with the proper corporate authorizations, will be legally issued, fully paid and non-assessable;

     2. When issued by the Company in the manner provided in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement to (i) bankruptcy, insolvency, reorganization, arrangement or other laws of general applicability relating to or affecting creditors' rights, and (ii) general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" contained in the Registration Statement.

                                      Very truly yours,

                                      /s/ Siri S. Marshall

                                      Siri S. Marshall
                                      Senior Vice President
                                      General Counsel